Contacts at the Company:

William H. Baumhauer, CEO

Frederick J. Dreibholz, CFO

Telephone: (303) 804-1333

Market: Nasdaq/NMS

Symbol: CMPP

FOR IMMEDIATE RELEASE

August 18, 2003

CHAMPPS ENTERTAINMENT, INC. REPORTS FOURTH

QUARTER AND FISCAL YEAR END RESULTS

Littleton, Colo.—August 18, 2003—Champps Entertainment, Inc. (Nasdaq:CMPP) today announced results for its fiscal 2003 fourth quarter and year ended June 29, 2003.

Total revenues for the fourth quarter increased 11.0 percent to $46,529,000 versus $41,917,000 for the fourth quarter of last fiscal year.

Earnings per diluted share for the fourth quarter were $0.98 compared with $0.15 for the same period last year. Net income for the fourth quarter was $13,809,000 versus $1,919,000 reported in the comparable period a year ago. Included in net income for the quarter was a tax benefit of $13,441,000 or $0.94 per diluted share. This tax benefit is primarily the result of a release of a valuation allowance on deferred tax assets during the quarter based upon the Company’s past and projected future taxable income. Earnings per diluted share were impacted by our convertible debt using the “if converted method” to calculate the diluted earnings per share. Schedule 1 presents the earnings per share calculation.

Comparable food sales increased 0.9 percent while comparable alcohol sales declined 4.9 percent resulting in an overall comparable same store sales decline of 0.9 percent for the quarter. Guest counts were up approximately 3.9 percent while check average was down 3.0 percent for the quarter. Our average check excluding liquor was $12.95 for the quarter.

Total restaurant contribution margin declined 2.3 percentage points for the fourth quarter as compared to the fourth quarter of last year. Margins were negatively impacted by higher protein and produce costs, an increase in FICA tax expense associated with higher tip reporting by our wait staff, and higher utility expenses.

Margins were also negatively impacted by two restaurants that opened in Phoenix in February 2003 and Tampa in May 2003 at sales levels significantly below expectations.

Total revenues for the fiscal year were $180,731,000 compared to $158,537,000 the prior year, an increase of 14.0 percent.

Earnings for the fiscal year ending June 29, 2003 were $1.28 per diluted share on net income of $17,093,000 compared with earnings of $0.40 per diluted share on net income of $5,134,000 for last fiscal year.

Preopening expenses for the fiscal year were $3,124,000 or $0.23 per diluted share compared to $2,617,000 or $0.20 per diluted share the prior year.

General and administrative expenses for the current year were $9,938,000 or 5.5 percent of revenues compared to $8,599,000 or 5.4 percent of revenues last fiscal year.

Shareholders equity increased $14,772,000 for the quarter and $21,790,000 for the year to $72,745,000. This increase was primarily the result of an income tax benefit for the year of $13,201,000 and income before income taxes of $3,892,000, as well as, changes to the number of shares outstanding. Schedule 2 provides a recap of the consolidated statement of changes to shareholders’ equity for the year.

The Company opened two new Champps restaurants in the fourth quarter, one in Tampa, Florida and one in Cincinnati, Ohio increasing the number of Company owned Champps restaurants to 41. Additionally the Company opened its 42nd Champps restaurant in Lansing, Michigan on June 30, 2003 and its 43rd Champps in Colorado Springs, Colorado on August 11, 2003.

William H. Baumhauer, Champps’ Chairman, President and Chief Executive Officer, commented: “Our fourth quarter earnings were below our expectations. This was primarily the result of disappointing liquor sales and the soft opening of two new Champps restaurants in Phoenix and Tampa. Our liquor mix overall for the quarter was 28.5 percent of sales compared to 30.4 percent of sales for the same quarter last year. Our sales initiatives introduced in the fourth quarter have had some success in that our trends have improved. Comparable liquor sales were down 4.9 percent in the fourth quarter compared to 8.4 percent in our third quarter. These sales initiatives are related to happy hour specials and promotional giveaways which had a slightly negative impact on our operating margins.

Our efforts relating to our continued focus on food quality and service execution, as well as, menu reengineering have continued to show positive results with comparable food sales for the year up 1.0 percent and more importantly, guest counts increased approximately 3.8 percent for the year.

We have undertaken several sales and cost saving initiatives for fiscal 2004 that should result in a marked improvement in performance especially in our second, third and fourth quarters.

Our low opening revenues in Phoenix and Tampa are anticipated to improve as the market becomes more aware of the Champps brand and we enter the winter tourist season in both markets.

Although we continue to face many challenges in our business, we have every confidence in our ability to continue to expand successfully and to capitalize on the many opportunities available to us today and in the future.”

Outlook for Fiscal 2004

•	The Company expects to open seven new Champps restaurants in fiscal 2004. Two have opened to date. A third Champps restaurant is expected to open in September in Richmond, Virginia. Three additional Champps restaurants are under construction and are expected to open in the second quarter and one Champps restaurant is expected to open in the third or fourth quarter of fiscal 2004. Currently, we have three sites scheduled to open in early fiscal 2005. Of the ten restaurants planned through the first quarter of fiscal 2005, eight are in markets with a Champps presence and two are in new markets.

•	Comparable same store sales and guest counts are anticipated to be slightly positive for the fiscal year.

•	Restaurant operating margins are expected to improve by 30 to 50 basis points during the fiscal year. This anticipated improvement is due to certain cost savings initiatives implemented in the first quarter and planned for our second quarter.

•	General and administrative expenses are expected to run approximately 5.4 percent of revenues.

•	Net capital expenditures for new restaurants is anticipated to run approximately $13,200,000.

•	Replacement capital expenditures for existing restaurants is anticipated to run approximately $2,400,000.

•	Pre-opening expenses for fiscal 2004 are projected to run approximately $2,600,000.

•	A net effective tax rate of 26 percent is anticipated for fiscal 2004 due to the recording of the deferred tax asset in the fourth quarter of fiscal 2003. This net effective tax rate anticipates that the Company will be able to utilize its FICA tip tax credits in future periods.

•	Although the Company will be recognizing a tax expense in fiscal 2004, we are not anticipating paying federal income tax until sometime after fiscal 2010 as we utilize our deferred tax asset. This assumes that there are no 50% ownership changes as defined by Sec. 382 of the Internal Revenue Code.

Littleton, Colo.-based Champps Entertainment, Inc. owns and operates 43 and franchises 12 Champps restaurants in 19 states. Champps, which competes in the upscale casual dining segment, offers an extensive menu consisting of freshly prepared food, coupled with exceptional service. Champps creates an exciting environment through the use of videos, music, sports and promotions.

Statements made in this press release include forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Information on significant potential risks and uncertainties that may cause such differences include, but are not limited to, those mentioned by the Company from time to time in its filings with the Securities and Exchange Commission. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “should” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and, therefore, readers should not place undue reliance on these forward-looking statements.

(Financial Table to Follow)

CHAMPPS ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 29, 2003	June 30, 2002	June 29, 2003	June 30, 2002
Revenue
Sales	$46,357	$41,740	$180,115	$157,889
Franchising and royalty, net	172	177	616	648

Total revenue	46,529	41,917	180,731	158,537

Costs and expenses
Restaurant operating expenses:
Product costs	13,176	11,620	50,618	44,583
Labor costs	15,156	13,562	58,181	51,112
Other operating expenses	7,659	6,475	28,635	24,229
Occupancy	4,201	3,681	16,056	13,560
Depreciation and amortization	2,025	1,715	7,627	6,435

Total restaurant operating expenses	42,217	37,053	161,117	139,919

Restaurant operating and franchise contribution	4,312	4,864	19,614	18,618
General and administrative expenses	2,446	2,240	9,938	8,599
Pre-opening expenses	979	415	3,124	2,617

Income from operations	887	2,209	6,552	7,402
Other (income) expense:
Interest expense and income, net	489	213	1,826	1,613
Expenses related to predecessor companies	10	—	282	305
Debt extinguishment costs	—	—	290	—
Other (income) expense	20	(3)	262	(12)

Income from continuing operations	368	1,999	3,892	5,496
Loss from discontinued operations, net of tax	—	—	—	153

Income before income taxes	368	1,999	3,892	5,343
Income tax expense (benefit)	(13,441)	80	(13,201)	209

Net income	$13,809	$1,919	$17,093	$5,134

Income from continuing operations	$1.08	$0.16	$1.36	$0.43
Loss from discontinued operations	—	—	—	(0.01)

Basic income per share:	$1.08	$0.16	$1.36	$0.42

Income from continuing operations	$0.98	$0.15	$1.28	$0.41
Loss from discontinued operations	—	—	—	(0.01)

Diluted income per share:	$0.98	$0.15	$1.28	$0.40

Basic weighted average shares outstanding	12,736	12,169	12,536	12,104

Diluted weighted average shares outstanding	14,240	13,098	13,683	12,864

Supplemental Information—Restaurant Operating Expenses

(Stated as a percentage of restaurant sales)

	Three Months Ended		Twelve Months Ended
	June 29, 2003	June 30, 2002	June 29, 2003	June 30, 2002
Product costs	28.4%	27.9%	28.1%	28.2%
Labor costs	32.7%	32.5%	32.3%	32.4%
Other operating expenses	16.5%	15.5%	15.9%	15.3%
Occupancy	9.1%	8.8%	8.9%	8.6%
Depreciation and amortization	4.4%	4.1%	4.3%	4.1%
Total restaurant contribution margin	8.9%	11.2%	10.5%	11.4%

General and administrative expense (Stated as a percentage of revenue)	5.3%	5.3%	5.5%	5.4%

Selected Consolidated Balance Sheet Information

	June 29, 2003	June 30, 2002
Cash and cash equivalents	$5,055	$4,643
Property and equipment, net	83,613	67,541
Total assets	133,949	97,041
Notes payable	27,387	19,299
Capital lease obligations	1,163	2,536
Shareholders’ equity	72,745	50,955

Schedule 1

Champps Entertainment, Inc.

Earnings Per Share Calculation

Assumes the Conversion of Convertible Subordinated Notes

	Three Months Ended				Twelve Months Ended
	June 29, 2003		June 30, 2002		June 29, 2003		June 30, 2002
Basic income per share:
Income before discontinued operations	$13,809		$1,919		$17,093		$5,287
Loss from discontinued operations	—		—		—		153

Net income	$13,809		$1,919		$17,093		$5,134

Weighted average shares outstanding	12,736		12,169		12,536		12,104
Income before discontinued operations per share—basic	$1.08		$0.16		$1.36		$0.43
Loss from discontinued operations per share—basic	—		—		—		(0.01)

Net income per share—basic	$1.08		$0.16		$1.36		$0.42

Diluted income per share:
Income before discontinued operations	$13,809		$1,919		$17,093		$5,287
Plus income impact of assumed conversion of 5.5% convertible subordinated notes	203		(b	)	415		(b	)

Income before discontinued operations plus assumed conversions	14,012		1,919		17,508		5,287

Loss from discontinued operations	—		—		—		153

Net income plus assumed conversions	$14,012		$1,919		$17,508		$5,134

Weighted average shares outstanding	12,736		12,169		12,536		12,104
Net effect of dilutive stock options based on the treasury stock method using average market price	97		929		389		760
Net effect of dilutive warrants based on the treasury stock method using average market price	(a	)	(b	)	(a	)	(b	)
Assumed conversion of 5.5% convertible subordinated notes	1,407		(b	)	758		(b	)

Total shares outstanding for computation of per share earnings	14,240		13,098		13,683		12,864

Income before discontinued operations per share—diluted	0.98		0.15		1.28		0.41
Loss from discontinued operations per share—diluted	—		—		—		(0.01)

Net income per share—diluted	0.98		0.15		1.28		0.40

(a)	Not included in calculation because the assumed conversion of warrants into 351,782 common shares was anti-dilutive.
(b)	Not included in calculation because the securities had not yet been issued.

Schedule 2

Champps Entertainment, Inc.

Consolidated Statements Of Shareholders’ Equity

Twelve Months Ended June 29, 2003

(In Thousands Except Share Data)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Treasury Stock		Total Shareholders’ Equity
	Shares	Amount			Shares	Amount
Balance, June 30, 2002	12,174,524	$122	$81,546	$(30,713)	—	$—	$50,955
Common shares issued	1,061,114	10	4,956	—	—	—	4,966
Income tax benefit of stock options exercised	—	—	2,087	—	—	—	2,087
Fair value of common stock warrants issued	—	—	905	—	—	—	905
Repurchase of common shares	—	—	—	—	471,588	(3,583)	(3,583)
Interest on loan for exercise of stock options	—	—	(28)	—	—	—	(28)
Repayment of loan for exercise of stock options	—	—	350	—	—	—	350
Net income	—	—	—	17,093	—	—	17,093

Balance, June 29, 2003	13,235,638	$132	$89,816	$(13,620)	471,588	$(3,583)	$72,745

Net shares outstanding	12,764,050